Exhibit 99.1

TICC Announces Closing of CLO Transaction

GREENWICH, CT – 08/11/2011 – TICC Capital Corp. (NasdaqGS: TICC) announced today that on August 10, 2011 it closed a $225 million collateralized loan obligation (CLO) transaction. The senior notes of the CLO were issued by a newly formed special purpose vehicle in which a wholly-owned subsidiary of TICC owns all of the equity. The senior notes have an initial face amount of $101,250,000, are rated AAA/Aaa by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., respectively, and bear interest at three-month LIBOR plus 2.25%. The senior notes have a stated maturity date of July 25, 2021 and are subject to a three year non-call period. The CLO has a three year reinvestment period.

The senior notes have not been and will not be registered under the Securities Act of 1933, as amended, or any state “blue sky” laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

About TICC Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size companies. While the structures of our financings vary, we look to invest primarily in the debt of established businesses. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.